AMENDMENT TO CONSULTING AGREEMENT

March 8, 2021

Mr. Reinhard Vogt
Kehrstrabe 8b
37085 Gottingen Germany

Societät Reinhard and Noah Vogt AG o GmbH
Kehrstrabe 8b
37085 Gottingen Germany

Dear Reinhard:

Please confirm your agreement by signing where indicated below that the term of your engagement and the engagement of Societät Reinhard and Noah Vogt AG o GmbH (collectively, the “Consultant”) pursuant to that certain Consulting Agreement, dated as of July 20, 2020 (the “Agreement”), with Scientific Industries, Inc. (the “Company”), for services provided to Scientific Bioprocessing, Inc, a wholly-owned subsidiary of the Company, is hereby amended effective March 1, 2021, with revised section 3 as amended and restated in its entirety below:

For each full month that services are provided, the Company shall pay or cause SBI to pay Consultant a fee of EUR €12,500 in cash. Such compensation shall be pro-rated for services provided for a partial month. In addition, subject to the procurement of any requisite stockholder approvals, the Company shall issue to Vogt as soon as reasonably practicable 125,000 stock options of the Company with a per-share exercise price equal to the last closing price of one share of the Company’s common stock immediately prior to the Effective Date. The options shall be issued in accordance with the terms and conditions set forth in the Company’s 2012 Stock Option Plan, including vesting.

There are no other changes to the Agreement.

Scientific Industries, Inc.

By:	/s/ Helena R. Santos
Name: Helena R. Santos
Title: President and CEO

Scientific Bioprocessing, Inc.

By:	/s/ John A. Moore
Name: John A. Moore
Title: President

Acknowledged and agreed to:

By:	/s/ Reinhard Vogt
Reinhard Vogt

Societät Reinhard and Noah Vogt AG o GmbH

By:	/s/ Societät Reinhard and Noah Vogt AG o GmbH
Name: Title: